UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Maffeo, Vincent A.
   ITT Industries, Inc.
   4 West Red Oak Lane
   White Plains, NY  10604
2. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   ITT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/6/02
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President and General Counsel
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |12/31/|A   |V|3,731  (1)        |A  |$50.50     |12,167             |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock (DRIP)  (2)   |      |    | |                  |   |           |2,862              |D     |                           |
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Common Stock (ISP)  (3)    |      |    | |                  |   |           |13,305             |I     |In Trust                   |
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Common Stock               |1/11/0|M   | |3,800             |A  |$25.38     |                   |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/11/0|S   | |3,800             |D  |$50.50     |- 0 -              |      |                           |
                           |2     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$25.38  |1/11/|M   | |3,800      |D  |9/15/|3/14/|Common Stock|3,800  |       |5,000       |D  |            |
(Right to Buy) (4)    |        |02   |    | |           |   |97   |06   |            |       |       |            |   |            |
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Employee Stock Option |$50.65  |1/2/0|A   |V|25,000     |A  |(5)  |1/4/1|Common Stock|25,000 |       |25,000      |D  |            |
(Right to Buy) (5)    |        |2    |    | |           |   |     |2    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1)  Shares granted under the ITT Industries 1997 Long-Term Incentive
Plan.
(2) Shares acquired under the Direct Purchase, Sale & Dividend Reinvestment Plan reflecting accumulations through February 4, 2002.
(3) Shares acquired under the ITT Industries Investment and Savings Plan reflecting accumulations through January 31, 2002.
(4)  Options granted under Rule 16b-3
plan.
(5) Options granted under 1994 ITT Industries Incentive Stock Plan exercisable the earlier of 1/2/11 or after the NYSE closing price has remained at least $63.31 for 10 consecutive trading days.
SIGNATURE OF REPORTING PERSON
VINCENT A. MAFFEO
DATE
2/6/02